EXHIBIT 23.2


[BKD, LLP LETTERHEAD]


                          Independent Auditor's Consent


We consent to the inclusion of this registration statement on Form S-3 of our report dated January 16, 2004, on our audits of the financial statements and financial statement schedules of Fidelity Federal Bancorp. We also consent to the references to our firm under the caption "Experts".

/s/ BKD, LLP

Evansville, Indiana
March 29, 2004